Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL REPORTS SECOND QUARTER EARNINGS

— Announces Up To $400 Million Stock Buyback —

DAYTON, OHIO, July 28, 2005 — DPL Inc. (NYSE: DPL) today reported basic 2005 second quarter earnings per share of $0.18 versus $0.47 in the second quarter of 2004.  The $0.29 per share decrease was primarily related to the inclusion in 2004 earnings of investment income from its private equity portfolio, increased fuel and emission costs, and reduced plant availability across its generation portfolio.  DPL has since sold the private equity portfolio and has received in excess of $1 billion in cash since June 30, 2004, including net distributions, from the sale.  DPL’s reported basic earnings per share from continuing operations were $0.14 for the second quarter of 2005 compared to $0.22 for the second quarter of 2004.

For the six months ended June 30, 2005, DPL reported basic earnings per share of $0.79 versus $0.88 per share in 2004.

DPL also announced today that on July 27, 2005, the DPL Board authorized the Company to repurchase up to $400 million of stock from time to time in the open market, through private transactions or otherwise.

“Like others in the industry, DPL is experiencing increased fuel and emission allowance costs,” stated Jim Mahoney, President and CEO of DPL Inc.  “To the positive, we continue to take steps to strengthen the Company in 2005 including the stock buyback initiative, the implementation of a debt reduction program and the resolution of the Public Utilities Commission of Ohio investigation.”

Second Quarter Financial Results

Electric revenues increased to $290.8 million in the second quarter of 2005 compared to $282.2 million for the second quarter of 2004 due to higher average rates for wholesale and retail revenues and $17.5 million in ancillary revenues associated with participation in PJM.  DPL did not participate in PJM during the same period in 2004.  These increases were offset by lower wholesale sales volume.

For the six months ended June 30, 2005, electric revenues increased to $595.3 million compared to $582.0 million for the six months ended June 30, 2004.

Net electric margin (electric revenues minus fuel and purchased power) of $182.1 million in the second quarter of 2005 decreased by $14.5 million from $196.6 million in the second quarter of 2004.  As a percentage of total electric revenues, net electric margin decreased by 7.1 percentage points to 62.6% from 69.7%.  This decline is mainly driven by increased fuel costs and purchased power, partially offset by an increase in overall electric revenues.

Fuel costs increased by $9.5 million or 15% in the second quarter of 2005 compared to the same period in 2004 primarily resulting from higher average fuel expense, including emission allowances.  DPL has contracted for substantially all of its projected coal requirements for 2005 and 82% for 2006.

Purchased power costs increased by $13.6 million or 57% in the second quarter 2005 compared to the same period in 2004 reflecting charges of $12.4 million associated with PJM transmission expenses and $6.8 million related to higher average market prices, partially offset by $5.6 million related to lower purchased power volume.

For the six months ended June 30, 2005, net electric margin of $379.3 million decreased by $25.5 million from $404.8 million for the same period of 2004.

Operation and maintenance expense increased $1.4 million or 2% for the second quarter of 2005 compared to the same period in 2004 attributable mostly to a $3.3 million mark to market increase in stock incentive units and a $2.2 million increase in transmission and distribution expenses.  These increases were partially offset by lower Director and Officer Liability insurance costs of $3.2 million.

For the six months ended June 30, 2005, operation and maintenance expense increased $4.7 million over the same period of the prior year.

Investment income increased by $4.0 million in the second quarter of 2005 compared to the second quarter of 2004 primarily as a result of increased interest income.  For the six months ended June 30, 2005, investment income increased $5.6 million compared to the same period of the prior year.

Interest expense increased $2.2 million or 6% in the second quarter of 2005 compared to the second quarter of 2004 primarily related to $2.1 million in premiums paid for the early redemption of the 7.83% Series Notes due July 15, 2007. For the six months ended June 30, 2005, interest expense decreased $3.2 million or 4% compared to the six months ended June 30, 2004 due to the refinancing and reduction in overall debt.  These decreases were partially offset by $2.1 million in premiums paid for the early redemption of the 7.83% Series Notes.

Other income for the second quarter ended June 30, 2005 was $0.2 million compared to other deductions of $2.9 million for the second quarter ended June 30, 2004.  This increase was attributed to $1.5 million from the 2004 write-off of the remaining term loan debt expense resulting from the loan termination and $0.9 million of lower fees from the 2004 cancellation and replacement of the revolving credit facility and the term loan termination.

For the six months ended June 30, 2005, other income of $11.8 million increased $10.5 million compared to the same period of the prior year driven primarily by $12.3 million of gains realized from the sale of pollution control emission allowances in 2005 compared to $5.5 million of gains from emission allowance sales in 2004.

Private Equity Investments

For the six months ended June 30, 2005, the sale of the private equity portfolio provided approximately $868 million in net proceeds, including approximately $51.9 million in net distributions from funds held for sale.  In addition, DPL recognized a $46.3 million pre-tax gain ($53.1 million less $6.8 million professional fees), and recorded a $5.6 million loss and deferred gains of $27.1 million on transferred funds from discontinued operations.

Debt Reduction and Refinancing

As previously announced, the Company will repurchase or redeem up to $500 million, including required premiums, of all or part of five outstanding debt issues.  The actual amounts repurchased or redeemed, if any, of each series will depend on the amount and price of the bonds tendered and market conditions at the time of the repurchase.

Accordingly, on July 14, 2005, DPL announced three partial tender offers for certain of its outstanding debt securities for a maximum aggregate purchase price of $246 million.  The Company will conduct each offer in accordance with the terms and conditions described in the Offer to Purchase dated July 14, 2005.

Additionally, DPL has delivered notice to the Trustee for the 8.25% Senior Notes due March 1, 2007 stating that it intends to redeem an aggregate principal amount of $200 million of such notes.  There is currently $425 million outstanding in this series.  The redemption date will be August 29, 2005.

On May 15, 2005 the Company redeemed the outstanding 7.83% Senior Notes due July 15, 2007 in the amount of $39 million.

DPL is also in the process of refinancing $214.4 million in air and water pollution control obligations.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $1,037.2 million at June 30, 2005, compared to $137.0 million at June 30, 2004.  This increase was primarily attributed to $868 million of net proceeds received from the sale of the private equity funds in the financial asset portfolio.

Construction additions were $83.2 million and $46.3 million for the six months ended June 30, 2005 and 2004, respectively, and are expected to approximate $195 million in 2005.  DPL expects to finance its construction additions in 2005 with internally-generated funds.  Over the next four years, DPL is projecting to spend an estimated $930 million in capital projects, approximately $515 million of which is to meet changing environmental standards.

Future Outlook

DPL currently expects fuel costs in 2005 to be approximately 17% higher than in 2004, assuming comparable volumes.  Previously, the Company expected fuel cost increases of 15%.  In spite of these higher fuel expenses, the Company confirmed its previous earnings guidance of $0.95 to $1.05 earnings per share from continuing operations.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Friday, July 29, 2005, at 8:30 a.m. Eastern Time to discuss second quarter 2005 results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	June 30,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.14	$0.22
—From Discontinued Operations	$0.04	$0.25
Total	$0.18	$0.47

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.13	$0.21
—From Discontinued Operations	$0.04	$0.25
Total	$0.17	$0.46

Earnings
—From Continuing Operations	$16.7	$25.8
—From Discontinued Operations	$5.2	$30.6
Total	$21.9	$56.4

Average Number of Common Stocks Outstanding:
Basic	120.7	120.1
Diluted	128.7	121.4

	Six Months Ended
	June 30,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.44	$0.54
—From Discontinued Operations	$0.35	$0.34
Total	$0.79	$0.88

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.41	$0.53
—From Discontinued Operations	$0.34	$0.34
Total	$0.75	$0.87

Earnings
—From Continuing Operations	$52.8	$64.7
—From Discontinued Operations	$42.8	$41.4
Total	$95.6	$106.1

Average Number of Common Stocks Outstanding:
Basic	120.5	120.1
Diluted	128.3	121.4

DPL Inc.

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
$ in millions except per share amounts	(unaudited)		(unaudited)

Revenues
Electric revenues	$290.8	$282.2	$595.3	$582.0
Other revenues, net of fuel costs	2.6	2.6	5.2	5.2

Total revenues	293.4	284.8	600.5	587.2

Operating Expenses
Fuel	71.2	61.7	149.7	125.3
Purchased power	37.5	23.9	66.3	51.9
Operation and maintenance	58.9	57.5	112.6	107.9
Depreciation and amortization	36.9	35.0	72.8	69.0
General taxes	26.2	25.4	54.0	52.8
Amortization of regulatory assets, net	0.4	0.1	0.9	0.2

Total operating expenses	231.1	203.6	456.3	407.1

Operating Income	62.3	81.2	144.2	180.1

Investment income	4.3	0.3	10.2	4.6
Other income (deductions)	0.2	(2.9)	11.8	1.3

Income Before Interest Charges	66.8	78.6	166.2	186.0

Interest expense	39.4	37.2	78.5	81.7

Income From Continuing Operations Before Income Tax	27.4	41.4	87.7	104.3

Income tax expense	10.7	15.6	34.9	39.6

Income From Continuing Operations	16.7	25.8	52.8	64.7

Discontinued Operations
(Loss) income from discontinued operations	(1.1)	51.2	33.9	69.2
Gain on disposal of discontinued operations	11.9	—	40.7	—
Income tax expense	5.6	20.6	31.8	27.8

Income from discontinued operations	5.2	30.6	42.8	41.4

Net Income	$21.9	$56.4	$95.6	$106.1

Average Number of Common Shares Outstanding (millions)
Basic	120.7	120.1	120.5	120.1
Diluted	128.7	121.4	128.3	121.4

Earnings Per Share of Common Stock
Basic:
Income from continuing operations	$0.14	$0.22	$0.44	$0.54
Income from discontinued operations	0.04	0.25	0.35	0.34
Total Basic	$0.18	$0.47	$0.79	$0.88

Diluted:
Income from continuing operations	$0.13	$0.21	$0.41	$0.53
Income from discontinued operations	0.04	0.25	0.34	0.34
Total Diluted	$0.17	$0.46	$0.75	$0.87

Dividends Paid Per Share of Common Stock	$0.24	$—	$0.48	$0.24

Book Value Per Share	$8.79	$8.35	$8.79	$8.35

DPL Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	June 30,
	2005	2004
$ in millions	(unaudited)

Operating Activities:
Net income	$95.6	$106.1
Less: Income from discontinued operations	(42.8)	(41.4)
Income from continuing operations	52.8	64.7

Adjustments:
Depreciation and amortization	72.8	69.0
Amortization of regulatory assets, net	0.9	0.2
Deferred income taxes	(1.8)	36.8
Captive insurance provision	2.6	2.6
Shareholder litigation settlement	—	(70.0)
Gain on sale of other investments	(4.2)	(3.3)
Changes in working capital	(14.2)	(54.1)
Deferred compensation assets	3.3	8.5
Deferred compensation obligations	6.9	(4.8)
Other	3.5	(4.8)
Net Cash Provided by Operating Activities	122.6	44.8

Investing Activities:
Capital expenditures	(81.2)	(46.4)
Purchases of fixed income and equity securities	(7.4)	(20.9)
Sales of other fixed income and equity securities	26.0	111.1
Net Cash Provided by / (Used for) Investing Activities	(62.6)	43.8

Financing Activities:
Issuance of long-term debt, net of issue costs	—	174.7
Exercise of stock options	9.6	—
Dividends paid on common stock	(57.4)	(28.7)
Retirement of long-term debt	(45.4)	(505.4)
Retirement of preferred securities	(0.1)	—
Net Cash Used for Financing Activities	(93.3)	(359.4)

Cash and Cash Investments:
Cash flow from continuing operations	(33.3)	(270.8)
Cash flow from discontinued operations	868.4	70.2
Balance at beginning of period	202.1	337.6

Balance at end of period	$1,037.2	$137.0

Cash Paid During the Period for:
Interest	$75.4	$86.5
Income taxes	$12.5	$42.3

DPL Inc.

CONSOLIDATED BALANCE SHEET

	At	At
	June 30,	December 31,
	2005	2004
$ in millions	(unaudited)

Assets
Property
Property, plant and equipment	$4,570.6	$4,495.0
Less: Accumulated depreciation and amortization	(2,026.4)	(1,964.9)
Net property	2,544.2	2,530.1

Current assets
Cash and cash investments	1,037.2	202.1
Accounts receivable, less provision for uncollectible accounts of $1.0 and $1.1, respectively	195.7	175.7
Inventories, at average cost	89.9	72.1
Prepaid taxes	23.2	46.4
Other	20.8	34.3
Total current assets	1,366.8	530.6

Other assets
Financial assets	98.0	913.2
Income taxes recoverable through future revenues	31.6	32.5
Other regulatory assets	58.0	41.5
Other	111.3	117.6
Total other assets	298.9	1,104.8

Total Assets	$4,209.9	$4,165.5

Capitalization and Liabilities

Capitalization
Common shareholders’ equity
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	21.1	15.8
Warrants	50.0	50.0
Common stock held by employee plans	(85.5)	(85.7)
Accumulated other comprehensive income	35.2	65.5
Earnings reinvested in the business	1,041.2	997.1
Total common shareholders’ equity	1,063.3	1,044.0

Preferred stock	22.9	23.0

Long-term debt
First mortgage and pollution control bonds	572.5	572.8
Other long-term obligations	1,511.5	1,544.5
Total long-term debt	2,084.0	2,117.3
Total capitalization	3,170.2	3,184.3

Current Liabilities
Current portion - long-term debt	1.3	13.5
Accounts payable	132.8	113.4
Accrued taxes	156.0	137.2
Accrued interest	40.6	42.1
Other	22.5	20.7
Total current liabilities	353.2	326.9

Deferred Credits and Other
Deferred taxes	369.0	384.8
Unamortized investment tax credit	47.9	49.3
Insurance and claims costs	27.5	24.9
Other	242.1	195.3
Total deferred credits and other	686.5	654.3

Total Capitalization and Liabilities	$4,209.9	$4,165.5

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Electric Sales (millions of kWh):
Residential	1,101	1,090	2,636	2,621
Commercial	966	936	1,851	1,840
Industrial	1,097	1,139	2,107	2,177
Other retail	366	357	697	690
Other miscellaneous revenues	—	—	—	—
Total retail	3,530	3,522	7,291	7,328

Wholesale	577	1,039	1,194	2,021

Total sales	4,107	4,561	8,485	9,349

Electric Revenues (thousands of dollars):
Residential	$100,025	$98,587	$225,957	$224,579
Commercial	69,682	66,090	133,292	129,936
Industrial	55,720	55,586	108,580	108,975
Other retail	20,956	20,518	39,711	39,335
Other miscellaneous revenues	2,234	4,275	4,984	8,143
Total retail	248,617	245,056	512,524	510,968

Wholesale	24,696	37,133	49,795	71,050

RTO ancillary revenues	17,451	—	32,952	—

Total revenues	$290,764	$282,189	$595,271	$582,018

Other Statistics:
Average price per kWh - retail (cents)	6.98	6.84	6.96	6.86
Fuel cost per net kWh generated (cents)	1.85	1.47	1.85	1.48
Electric customers - end of period	511,393	507,395	511,393	507,395
Average kWh use per residential customer	2,421	2,410	5,799	5,799
Peak demand - maximum one-hour use (mw)	3,038	2,833	3,038	2,833

Degree Days
Heating	618	484	3,515	3,433
Cooling	278	280	278	280